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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) February 11, 1999


SYSTEMS COMMUNICATIONS, INC.
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(Exact name of Registrant as specified in its charter)


FLORIDA                            000-26668           65-0036344
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(State or other jurisdiction        (Commission     (I.R.S Employer
of incorporation or organization)   file Number)   Identification No.)


4707 140th Avenue North, Suite 107,CLEARWATER, FLORIDA        33762
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(Address of principal executive offices)                (ZIP Code)

(727) 530-4800
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Registrant's telephone number, including area code


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SYSTEMS COMMUNICATIONS, INC.


Item 1. Changes in Control of Registrant.

On February 11, 1999, Systems Communications, Inc. (the "Company" or "Registrant") and Hitsgalore.com, Inc., a Nevada Company
("Hitsgalore"), entered into a Reorganization and Merger Agreement (the "Reorganization and Merger Agreement"). In connection with the Reorganization and Merger Agreement, the Company is to:

(i) effect, prior to the merger (the "Merger"), a reverse split of its issued and outstanding common stock and the common stock underlying all issued, outstanding and unexpired common stock purchase options, warrants and other rights to purchase its common stock in an approximate ratio of one share for each six to seven shares, options, warrants and rights so that the aggregate of the issued and outstanding shares and shares to be issued and outstanding upon exercise of such options, warrants and other rights will be 8.0 million shares;

(ii) transfer all of the Company's business, property and assets, tangible and intangible, to International Healthcare Solutions, Inc. ("IHSI"), a newly-formed wholly-owned subsidiary of the Company, in exchange for 20.0 million shares of IHSI's common stock;

(iii) cause IHSI to assume all of the debts, liabilities and obligations of the Company, advise all holders of the debts, liabilities and obligations of the Company regarding such assumption, and use the Company's best efforts to obtain releases from the holders of such debts, liabilities and obligations and irrevocably indemnify Hitsgalore against all of such debts, liabilities and obligations;

(iv) pay, at closing of the Merger, from the proceeds, if any, from the exercise of common stock purchase options and warrants all or a portion of the debts, liabilities and obligations of the Company to be assumed by IHSI and for which releases are not obtained; and

(v) transfer into an escrow or trust for the benefit of the Company's stockholders with a dividend record date of the business day next preceding the closing date of the Merger (the "Closing") of all of the
20.0 million shares of IHSI common stock referred to in (ii) above (the "Shares"), subject to as to delivery to such stockholders out of such escrow or trust to the effectiveness of a registration statement to be filed by IHSI under the Securities Act of 1933, as amended, covering the dividend distribution of the Shares to the Company's stockholders.

Following the reorganization of the Company, as described in the preceding paragraph, Hitsgalore, a privately owned company, is to be merged into the Company in exchange for the conversion of all of the issued and outstanding stock of Hitsgalore into 37.675 million shares of the Company's common stock. The Reorganization and Merger Agreement also provides for the issuance of up to an additional 4.0 million shares of the Company's common stock to consultants and professionals rendering services in connection with the proposed reorganization and merger and for acquisition costs and fees. Following the Merger, the name of the Company is to be changed to Hitsgalore (hereinafter referred to as the Company or Hitsgalore) and assuming consummation of the Reorganization and Merger Agreement, the Company will have approximately 49.675 million shares of common stock issued and outstanding.

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Closing of the Merger is to take place as soon as practicable following resolution of the pending involuntary bankruptcy proceeding against the Company.

Assuming the Reorganization and Merger Agreement is consummated and all issued, outstanding and unexpired common stock purchase options, warrants and other rights to purchase the Company's common stock are exercised, the existing stockholders of the Company would own 16.1% of Hitsgalore after consummation of the Merger and, subject to an effective registration statement under the Securities Act of 1933, as amended, 100% of IHSI.

Following the Merger, the Board of Directors and Management of Hitsgalore will become the directors and management of the Company. The President, Secretary, Treasurer and sole director of Hitsgalore is Steve Bradford. Mr. Bradford, for the past five years, has been a consultant to the manufacturing, real estate and telecommunications industries and Chief Operating Officer of a direct mail company.

Item 2. Acquisition or Disposition of Assets.

In connection with the Reorganization and Merger Agreement, the Registrant is to acquire by merger all of the business and assets of Hitsgalore and is to transfer all of its business, property and assets, tangible and intangible, to IHSI, a newly-formed wholly-owned subsidiary of the Registrant, in exchange for 20.0 million shares of IHSI's common stock and cause IHSI (i) to assume all of the debts, liabilities and obligations of the Registrant, (ii) advise all holders of the debts, liabilities and obligations of the Registrant regarding such assumption, and use the Company's best efforts to obtain releases from the holders of such debts, liabilities and obligations and (iii) irrevocably indemnify Hitsgalore against all of such debts, liabilities and obligations.

Hitsgalore was organized in July 1998 and began beta operations in August 1998. It is engaged in the business as an internet search engine on the world wide web, has completed its beta testing and launched its website in November 1998. Hitsgalore reported revenues of less than $10,000 for the year ended December 31, 1998 and had revenues of $73,100 in January 1999.


Item 7. Financial Statements and Exhibits.

(a) Financial Statements

Financial Statements for Hitsgalore will be filed by amendment hereto within sixty days following the date hereof as permitted by Form 8-K.

(b) Pro Forma Financial Information

Pro Forma financial information for the Company and Hitsgalore will be filed by amendment hereto within sixty days following the date hereof as permitted by Form 8-K.

(c) Exhibits

2.1 Form of Reorganization and Merger Agreement, dated February 11, 1999 between Systems Communications, Inc. and Hitsgalore.com. Inc.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYSTEMS COMMUNICATIONS, INC.               Date: February 16, 1999


By   /s/ Edwin B. Salmon, Jr.
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 	Edwin B. Salmon, Jr
 	Chairman of the Board and Secretary